Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2019, relating to the consolidated financial statements of Office Depot, Inc. and subsidiaries, and the effectiveness of Office Depot Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Office Depot Inc. and subsidiaries for the year ended December 29, 2018.

/s/ DELOITTE & TOUCHE LLP

Boca Raton, Florida

May 9, 2019